Exhibit 99.1

RPM Reports Fiscal 2015 Second-Quarter Results

•	Second-quarter net income improves 10% on flat sales

•	Reconsolidation of SPHC subsidiaries will add $400 million to annualized sales, and will be reflected in subsequent quarterly results

•	EPS guidance for FY 2015 reduced to a range of $2.25 to $2.30

MEDINA, OH – January 7, 2015 – RPM International Inc. (NYSE: RPM) today reported a 10% increase in net income and an 8% increase in earnings per diluted share on flat sales for its fiscal 2015 second quarter ended November 30, 2014.

Second-Quarter Results

Net sales of $1.07 billion were flat compared to last year. Consolidated EBIT (earnings before interest and taxes) increased 3.2%, to $120.1 million from $116.4 million in the fiscal 2014 second quarter. Fiscal 2015 second-quarter net income was up 9.8% to $69.8 million from $63.6 million in the fiscal 2014 second quarter. Earnings per diluted share increased 8.3% to $0.52 from $0.48 a year ago.

“Second-quarter operating performance was mixed, with stronger sales in our businesses serving the U.S. commercial construction market offset by weaker results in Europe, a continued unfavorable year-over-year trend from our Kirker nail enamels business and the negative impact of foreign currency,” stated Frank C. Sullivan, chairman and chief executive officer.

Second-Quarter Segment Sales and Earnings

During the fiscal 2015 second quarter, industrial segment sales grew 1.4% to $718.3 million from $708.7 million in the fiscal 2014 second quarter. Organic sales improved 0.7%, including 3.3% in foreign exchange translation losses, while acquisition growth added 0.7%. Industrial segment EBIT declined 5.9% to $79.0 million from $83.9 million in the same period a year ago.

“Most of our European businesses are experiencing a challenging economic climate, negatively impacting our results. Additionally, the strong dollar has negatively impacted all of our international results upon translation. However, we had strong positive performance by our concrete admixture and commercial sealants companies, which serve the U.S. commercial construction market, and our line of remediation equipment for water and smoke damage. Additionally, our South American businesses are generating good results in their local currencies,” Sullivan stated.

RPM’s fiscal 2015 second-quarter consumer segment sales declined 2.8% to $352.8 million from $362.8 million a year ago. Organic sales declined 4.2%, including foreign exchange losses of 1.3%, while acquisition growth added 1.4%. Consumer segment EBIT improved 19.1%, to $61.6 million from $51.7 million a year ago. The improvement in EBIT for RPM’s consumer segment is primarily due to the reversal of a $17 million ‘earn-out’ accrual relating to the Kirker acquisition.

“As stated in the first quarter, Kirker continues to be challenged by a comparison to extremely strong prior-year performance. In anticipation of potential volatility in Kirker’s earnings, our acquisition deal structure allows for performance-related payments to offset any shortfall in earnings. As a result, we

RPM Reports Fiscal 2015 Second-Quarter Results

January 7, 2015

reversed the $17 million earn-out accrual into income when it became clear that Kirker would not be able to meet its performance objectives this year,” stated Sullivan. “Additionally, our large retail customers made aggressive inventory adjustments due to the harsh weather faced in early November. This was in reaction to last year’s severe winter when they were caught off-guard and held excess inventory. We expect to benefit from a return to more normal inventory levels by our retail customers in the second half of the fiscal year.”

Unusual non-operating costs in this year’s second quarter totaled $2.8 million pre-tax, and were related primarily to legal expenses incurred in conjunction with a Securities and Exchange Commission investigation of timing of expense accruals in the 2013 fiscal year, which did not affect full-year earnings, along with the Specialty Products Holding Corp. (SPHC) settlement, and a voluntary self-disclosure agreement with the state of Delaware for unclaimed property.

Cash Flow and Financial Position

For the first half of fiscal 2015, cash from operations was $55.3 million compared to $21.8 million a year ago. During last year’s first quarter, the company made a contingent payment to the General Services Administration of approximately $45 million after-tax. Capital expenditures of $26.5 million compare to $34.6 million during the first half of last year. Total debt at November 30, 2014 was $1.43 billion, compared to $1.37 billion at November 30, 2013 and $1.35 billion at May 31, 2014. RPM’s net (of cash) debt-to-total capitalization ratio was 44.8%, compared to 46.4% at November 30, 2013. At November 30, 2014, liquidity stood at $1.01 billion, including cash of $297 million and $718 million in long-term committed available credit.

First-Half Sales and Earnings

Fiscal 2015 first-half net sales improved 1.7% to $2.28 billion from $2.24 billion during the first six months of fiscal 2014. Consolidated EBIT increased 1.2% to $283.7 million from $280.4 million during the first six months of fiscal 2014. Net income was up 1.3% to $168.8 million from $166.7 million in the fiscal 2014 first half. Diluted earnings per share were $1.24, compared to $1.25 a year ago.

First-Half Segment Sales and Earnings

RPM’s industrial segment fiscal 2015 first-half sales improved 3.6%, to $1.49 billion from $1.44 billion in the fiscal 2014 first half. Organic sales increased 2.6%, including net foreign exchange translation losses of 1.6%, while acquisition growth added 1.0%. Industrial segment EBIT was flat to last year at $184.1 million.

First-half sales for the consumer segment declined 1.7% to $782.8 million from $796.2 million a year ago. Organic sales decreased 3.0%, including net foreign exchange losses of 0.5%, and acquisition growth added 1.3%. Consumer segment EBIT increased 2.9% to $138.2 million from $134.4 million in the first half of fiscal 2014.

RPM Reports Fiscal 2015 Second-Quarter Results

January 7, 2015

SPHC Reconsolidation

The financial results of the company’s SPHC subsidiary and its business units will be reconsolidated with RPM’s results starting in the third quarter of fiscal 2015. The reconsolidation occurred as a result of the consummation of a plan of reorganization, which resulted in the formation of a trust under Section 524(g) of the United States Bankruptcy Code for the benefit of current and future asbestos personal injury claimants, as previously disclosed. The trust assumes all liability and responsibility for current and future asbestos claims against the entities emerging from bankruptcy.

SPHC originally filed for bankruptcy protection on May 31, 2010 to permanently resolve asbestos claims against its Bondex International Inc. subsidiary. While RPM has continued to own SPHC and its subsidiaries during the bankruptcy process, their financial results were not consolidated with RPM’s during that time.

The trust was funded with an initial contribution of $450.0 million in cash from the Company’s revolving line of credit. Payments to the trust, including this initial $450.0 million, will total $797.5 million in pre-tax contributions over the next four years and have a present value, after tax, of $485.0 million.

The reconsolidated SPHC operating subsidiaries include:

•	Chemical Specialties Manufacturing Corp., a producer of commercial cleaning products;

•	Day-Glo Color Corp., a leading manufacturer of fluorescent colorants and pigments;

•	Dryvit Systems, Inc., a leading manufacturer of exterior insulation finish systems;

•	Kop-Coat, Inc., a leading producer of wood treatments for lumber and coatings for the marine market;

•	RPM Wood Finishes Group (Mohawk Finishing Products, CCI and Guardian Protection Products, Inc.), a primary supplier of wood coatings to the furniture industry;

•	TCI, Inc., a leading producer of powdered metal coatings; and

•	ValvTect Petroleum Products, a producer of fuel additives.

Business Outlook

“For the second half of our fiscal year, we expect our consumer segment to benefit from a return to more normal inventory levels at our retail customers with continued growth in consumer DIY spending, and anticipate that the decline in nail polish enamel sales will be much less severe. In our industrial segment, we do not see a near-term turnaround in the European economies and expect continued strengthening of the U.S. dollar to continue negatively impacting results on translation,” stated Sullivan.

“Based on these factors, for the second half of fiscal 2015, we expect to generate 6% sales growth in our consumer segment, driving an EBIT increase of 10% to 12%, and 2% to 3% sales growth in our industrial segment, driving an EBIT increase of 4% to 5%. Additionally, we will benefit from the reconsolidation of our SPHC businesses, which should add approximately $170 million in sales and $0.05 per diluted share to our fiscal 2015 second-half results.”

“Taking all of these elements into consideration, we have reduced our diluted EPS guidance for the year to $2.25 to $2.30. From a longer-term perspective, we are optimistic given the return of our SPHC businesses and the elimination of their asbestos liability. We can now accelerate growth investments in our businesses and more aggressively return capital to shareholders when appropriate,” stated Sullivan. “Looking forward to fiscal 2016, our consolidated EPS guidance is a range of $2.70 to $2.80 per share.”

RPM Reports Fiscal 2015 Second-Quarter Results

January 7, 2015

Webcast and Conference Call Information

Management will host a conference call to further discuss these results beginning at 10:00 a.m. EST today. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1 p.m. EST today until 11:59 p.m. EST on January 14, 2015. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 38349283. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Day-Glo, Dryvit and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations and planning, at 330-273-5090 or bslifstein@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2014, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2014	2013	2014	2013
Net Sales	$1,071,128	$1,071,487	$2,275,024	$2,236,161
Cost of sales	617,185	613,542	1,312,688	1,279,144

Gross profit	453,943	457,945	962,336	957,017
Selling, general & administrative expenses	334,889	343,048	681,414	678,507
Interest expense	19,404	20,809	38,819	41,534
Investment (income), net	(5,058)	(2,005)	(8,861)	(5,899)
Other (income), net	(1,042)	(1,491)	(2,864)	(1,925)

Income before income taxes	105,750	97,584	253,828	244,800
Provision for income taxes	31,894	29,170	75,133	69,497

Net income	73,856	68,414	178,695	175,303
Less: Net income attributable to noncontrolling interests	4,090	4,852	9,850	8,643

Net income attributable to RPM International Inc. Stockholders	$69,766	$63,562	$168,845	$166,660

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.52	$0.48	$1.27	$1.26

Diluted	$0.52	$0.48	$1.24	$1.25

Average shares of common stock outstanding—basic	130,028	129,426	130,061	129,385

Average shares of common stock outstanding—diluted	134,966	130,418	135,000	130,359

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2014	2013	2014	2013
Net Sales:
Industrial Segment	$718,347	$708,713	$1,492,233	$1,439,939
Consumer Segment	352,781	362,774	782,791	796,222

Total	$1,071,128	$1,071,487	$2,275,024	$2,236,161

Income Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (a)	$77,109	$81,394	$179,573	$178,975
Interest (Expense), Net (b)	(1,898)	(2,528)	(4,531)	(5,062)

EBIT (c)	$79,007	$83,922	$184,104	$184,037

Consumer Segment
Income Before Income Taxes (a)	$61,562	$51,720	$138,231	$134,437
Interest (Expense), Net (b)	(4)	26	(12)	65

EBIT (c)	$61,566	$51,694	$138,243	$134,372

Corporate/Other
(Expense) Before Income Taxes (a)	$(32,921)	$(35,530)	$(63,976)	$(68,612)
Interest (Expense), Net (b)	(12,444)	(16,302)	(25,415)	(30,638)

EBIT (c)	$(20,477)	$(19,228)	$(38,561)	$(37,974)

Consolidated
Income Before Income Taxes (a)	$105,750	$97,584	$253,828	$244,800
Interest (Expense), Net (b)	(14,346)	(18,804)	(29,958)	(35,635)

EBIT (c)	$120,096	$116,388	$283,786	$280,435

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(b)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	November 30, 2014	November 30, 2013	May 31, 2014
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$296,527	$224,172	$332,868
Trade accounts receivable	833,378	802,453	901,587
Allowance for doubtful accounts	(26,605)	(30,024)	(27,641)

Net trade accounts receivable	806,773	772,429	873,946
Inventories	637,932	597,660	613,644
Deferred income taxes	20,280	38,146	22,281
Prepaid expenses and other current assets	198,301	181,220	219,556

Total current assets	1,959,813	1,813,627	2,062,295

Property, Plant and Equipment, at Cost	1,172,307	1,144,947	1,191,676
Allowance for depreciation and amortization	(662,329)	(645,594)	(658,871)

Property, plant and equipment, net	509,978	499,353	532,805

Other Assets
Goodwill	1,118,444	1,125,460	1,147,374
Other intangible assets, net of amortization	441,556	461,555	459,536
Deferred income taxes, non-current	7,582	5,623	7,943
Other	159,880	170,526	168,412

Total other assets	1,727,462	1,763,164	1,783,265

Total Assets	$4,197,253	$4,076,144	$4,378,365

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$379,874	$370,993	$525,680
Current portion of long-term debt	151,358	4,835	5,662
Accrued compensation and benefits	111,032	127,150	173,846
Accrued loss reserves	18,537	22,120	27,487
Other accrued liabilities	208,701	208,983	204,411

Total current liabilities	869,502	734,081	937,086

Long-Term Liabilities
Long-term debt, less current maturities	1,275,875	1,365,115	1,345,965
Other long-term liabilities	411,922	436,335	466,659
Deferred income taxes	48,476	46,753	50,061

Total long-term liabilities	1,736,273	1,848,203	1,862,685

Total liabilities	2,605,775	2,582,284	2,799,771

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,748; 133,174; 133,273)	1,337	1,332	1,333
Paid-in capital	806,898	776,363	790,102
Treasury stock, at cost	(94,354)	(80,370)	(85,400)
Accumulated other comprehensive (loss)	(259,267)	(147,740)	(156,882)
Retained earnings	935,773	772,637	833,691

Total RPM International Inc. stockholders’ equity	1,390,387	1,322,222	1,382,844
Noncontrolling interest	201,091	171,638	195,750

Total equity	1,591,478	1,493,860	1,578,594

Total Liabilities and Stockholders’ Equity	$4,197,253	$4,076,144	$4,378,365

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Six Months Ended
	November 30,	November 30,
	2014	2013
Cash Flows From Operating Activities:
Net income	$178,695	$175,303
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	30,132	29,128
Amortization	16,015	15,776
Reversal of contingent consideration obligations	(18,080)
Deferred income taxes	2,170	(8,500)
Stock-based compensation expense	15,706	9,622
Other	(1,222)	(1,229)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	44,564	21,971
(Increase) in inventory	(41,392)	(44,020)
Decrease (increase) in prepaid expenses and other current and long-term assets	1,306	(750)
(Decrease) in accounts payable	(133,960)	(111,598)
(Decrease) in accrued compensation and benefits	(57,837)	(28,152)
(Decrease) in accrued loss reserves	(8,471)	(5,488)
(Decrease) in contingent payment		(61,894)
Increase in other accrued liabilities	37,229	38,304
Other	(9,599)	(6,641)

Cash Provided By Operating Activities	55,256	21,832

Cash Flows From Investing Activities:
Capital expenditures	(26,498)	(34,603)
Acquisition of businesses, net of cash acquired	(33,355)	(20,827)
Purchase of marketable securities	(14,308)	(33,770)
Proceeds from sales of marketable securities	19,205	19,672
Other	6,515	1,546

Cash (Used For) Investing Activities	(48,441)	(67,982)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	83,312	2,776
Reductions of long-term and short-term debt	(6,501)	(6,071)
Cash dividends	(66,763)	(61,796)
Repurchase of stock	(8,954)	(7,877)
Payments of acquisition related contingent consideration	(24,750)	(5,000)
Other	1,048	3,670

Cash (Used For) Financing Activities	(22,608)	(74,298)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(20,548)	1,066

Net Change in Cash and Cash Equivalents	(36,341)	(119,382)
Cash and Cash Equivalents at Beginning of Period	332,868	343,554

Cash and Cash Equivalents at End of Period	$296,527	$224,172